Exhibit 10.3

International Relocation - Global Permanent Transfer

Cboe Global Markets, Inc.

RELOCATION REPAYMENT AGREEMENT

Please note:

Receipt of this signed document is required to authorize and initiate the relocation process.

To: Dave Howson

From:Human Resources

In consideration for certain relocation assistance benefits being extended to me or others on my behalf by Cboe Global Markets, Inc. (“Cboe” or the “Company”) under Cboe’s relocation program set forth in the Global Permanent Transfer Benefit Summary attached hereto as Exhibit A as a result of my having accepted a position in Chicago, Illinois requiring me to relocate my current residence, I hereby agree to repay to Cboe the total value of any or all relocation assistance benefits, including expense reimbursements, paid to me or on my behalf by Cboe as a result of my having accepted said position Global President, Cboe Global Markets, in the event that I voluntarily terminate my employment with Cboe or am terminated for Cause on or before twelve (12) months from August 1, 2022.

The amount of repayment that I will owe Cboe shall equal the total of relocation assistance benefits paid including expense reimbursements. Expenses related to any delay in the visa process, including costs related to any request for information and temporary housing costs for prior to the visa approval date, are excluded from the amount of repayment. If my employment is terminated within twelve (12) months after the Transfer Date because of reduction in force, illness, long-term disability, or death, no repayment of such relocation expenses will be required.

Any repayment required will be due and payable to Cboe within 60 days of terminating employment.  Cboe reserves the right to deduct any sums due and owing to Cboe from your final paycheck(s), including, without limitation, salary, commissions, bonuses, vacation or other paid leave, severance or separation pay, and expense reimbursements, up to the full amount of the expense owed to Cboe, as allowed by law.  If such deduction does not fully satisfy the amount of reimbursement due, you agree to immediately repay the remaining unpaid balance to Cboe.

Nothing in this repayment agreement constitutes a contract or guarantee of employment for any specific term or limits either Cboe’s or your right to terminate the employment relationship at any time.

I have read and accept the conditions set forth in the Global Permanent Transfer Benefit Summary attached hereto as Exhibit A and applying to repayment of relocation advances stated herein.

Signature:

/s/ Dave Howson	July 14, 2022
Dave Howson	Date

International Relocation– Global Permanent Transfer Benefit Summary

Exhibit A

Cboe

Global Permanent Transfer Benefit Summary
For Dave Howson

aires
global mobility. **inspired thinking.**℠

Contents
Introduction	2
Scope of Benefits	3
Global Transfer Benefit Eligibility	3
Qualified Dependents	3
Privacy Program	3
Conflict of Interest	4
Tools for Your Journey	4
Expense Reimbursement	4
Travel Arrangements	5
Responsibilities	5
Voluntary Termination	6
Dismissal of Employment	6
Repayment Agreement	7
Personal and Legal Documents	7
Replacement of Household Articles/Personal Losses	8
Passport, Visa, Work Permit, and Related Papers	8
Medical Exams/Vaccinations	9
Miscellaneous Expense Allowance	9
Home Finding Trip	10
Destination/Settling-In Assistance	10
Dependent Education Assistance	10
Temporary Living	11
Household Goods Move	11
Import/Customs Duties	12
Transit Insurance	12
Storage of Household Goods	12
Sale of Car/Car Lease Break Assistance in Home Country	12
Final Move	13
Move Days	13
Cultural Training	13
Spousal/Family Transition Assistance	13

International Relocation– Global Permanent Transfer Benefit Summary

Other Benefits	14
Tax Assistance	14

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International Relocation– Global Permanent Transfer Benefit Summary

Introduction

Congratulations on your upcoming transfer with Cboe. This is an exciting time for you and your family. We know it may also be a challenging time as you prepare for the change.

Cboe wants to assist as much as possible; therefore, we have prepared this Global Permanent Transfer Benefit Summary (“Benefit Summary”) for you and your family. This guide is a tool to help you understand the benefits available to you and the steps involved in the relocation process.

Planning your move with a clear understanding of the program will also help to avoid unexpected surprises such as non-reimbursable costs. The most successful moves are those that are well planned.

Cboe has retained the services of Aires (American International Relocation Solutions, LLC) to help administer the relocation benefits. Aires will assist with your departure and return move and Aires will work with you during each phase of your transfer to answer your questions and to help ensure, with your collaboration, that everything works as smoothly as possible. Service team members and their contact information will be provided to you, along with a contact in Human Resources who will be responsible for assisting with your transfer.

There are also numerous personal, legal, and tax issues to be considered. In addition to Aires, we have additional immigration and tax advisors.

Making well-informed decisions requires an understanding of Cboe's Global Permanent Benefit Summary. Please take the time to read this guide carefully. We encourage you to become fully involved in your move and to work closely with the professionals who have been made available to assist you.

We hope this will be an exciting, challenging, and rewarding experience for you and your family!

Best wishes from us all!

Cboe Human Resources

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International Relocation– Global Permanent Transfer Benefit Summary

Scope of Benefits

The benefits and procedures outlined here apply to Cboe associates and their Qualified Dependents (as defined below) transferred to a foreign country who are eligible for the Cboe’s Global Transfer Benefits. All participants, regardless of their country of origin, are referred to as “associate” and/or “you” throughout this document.

Global Transfer Benefit Eligibility

Cboe’s Global Transfer Benefit Summary is designed to facilitate a move that brings you substantially closer to your new work location.

To be eligible for relocation assistance, the following criteria must be met:

●      you must be a full-time Cboe associate;

●      your relocation and receipt of benefits must be approved by Cboe;

●      you must execute the Repayment Agreement (which will be provided to you separately);

●      all reimbursable relocation expenses must be incurred after the date of approval of transfer by Cboe and through one year after the date you physically relocate to the new work location (hereafter referred to as the “Transfer Date”).

The material contained herein is a summary of the benefits and practices that pertain to our international locations. Practices may vary due to local conditions, customs, or government regulations. You may need to consult with members of the Aires service team and/or Human Resources in instances requiring further interpretation of program either before or after the move. Cboe reserves the right to amend or terminate the Global Permanent Transfer Benefits at any time and for any reason; furthermore, Cboe retains ultimate discretionary authority to interpret the provisions of this program and to determine eligibility for benefits. This summary document is intended only as a guide and Cboe reserves the right to amend, modify, suspend, or terminate any of these policies, procedures, and programs at any time. This program and its benefits do not constitute a contract or guarantee of employment.

Qualified Dependents

The following is a list of “Qualified Dependents”:

●      Spouse/domestic partner. To be considered a domestic partner, the associate must be in a domestic partnership for at least the past six months, currently residing together, be at least 18 years of age and not be blood relatives.

●      Unmarried children under age 21 for whom the associate has legal custody and who are dependent upon the associate for financial support (or, if full-time undergraduate students, under age 23), including legally adopted children and stepchildren living with the associate.

●      Parents or other qualified dependents currently living with the associate and for whom the associate is financially responsible.

Privacy Program

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International Relocation– Global Permanent Transfer Benefit Summary

American International Relocation Solutions, LLC d/b/a Aires understands that privacy is important to individuals and is committed to protecting that privacy. The Aires Privacy Program explains how Aires collects, uses, and protects users’ information, as well as how individuals may correct or change it. This privacy program is based on various international and domestic privacy regulations and covers all transferees relocating domestically or internationally.

In order to provide effective relocation services, Aires must collect a certain amount of information about you. Aires acknowledges that its right to use and disclose certain non-public personal information about you may be limited by laws and regulations regarding privacy and the confidentiality of customer records.

Aires and/or its subsidiaries, entities, third party service providers or designees on Aires’ behalf may collect Associate and/or Family Personal Information in the course of providing or coordinating global mobility services. Additionally, Aires may disclose information to its subsidiaries, entities, third parties or designees in the course of providing global mobility services. Only the minimum specific data required to deliver a specific service is provided to individual third-party service providers.

For more information, the Aires Privacy Program is available on its website on www.aires.com at the bottom of its homepage.

Conflict of Interest

Cboe considers it a conflict of interest for you, your relatives, and your friends to employ the services of relatives or friends for the purposes stated in this Benefit Summary. Further information on conflicts of interest can be found in Cboe’s Code of Conduct and Ethics and Conflict of Interest Policy. Please consult with your Aires consultant regarding the selection of any potential service suppliers before proceeding.

Tools for Your Journey

MobilityXSM, Aires’ web and mobile applications, provide you with meaningful real-time data 24/7 to keep you moving on your mobility journey. Access the MobilityXSM web application through Aires' corporate homepage at: aires.com and the AiresMobileSM app in the IOS or Android app stores.

To protect your confidential information, the custom account prepared for Cboe is a secure environment that requires a unique user ID and password for entry. In-app help content, as well as your Aires consultant, can provide appropriate instruction on how to use the application if needed.

Using MobilityXSM or AiresMobileSM you will be able to:

●      view the status of your mobility journey, real-time, any time;

●      create & submit expense reports with ease;

●      access real-time information for your reimbursement;

●      view a personalized relocation timeline calendar;

●      access important destination area information.

Expense Reimbursement

Aires will audit and process your mobility expense reports. Please use Aires’ Expense Reporting Tool available in MobilityXSM or AiresMobileSM. Each report must be complete, with scanned receipts attached. Submitting

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International Relocation– Global Permanent Transfer Benefit Summary

your report on a weekly basis will ensure a timely cash flow for your personal finances during this transitional time.

●      Mobility expenses must be separate and distinct from business expenses. If you are traveling on business during this period, you must submit those expenses in accordance with Cboe’s Travel & Entertainment Policy.

●      Scanned receipts must be submitted for all expenses.

●      All reimbursable expenses must be reasonable and appropriate for the new location. Only expenses specifically outlined in the program will be reimbursed.

●      Please be sure to keep a copy of your original receipts for your records.

Upon approval of authorized expenses, you will be reimbursed by Aires. If any portion of the reimbursement is subject to income tax, you will be responsible for any taxes.

Travel Arrangements

Cboe enlists the help of a travel agency to provide for your travel needs. All travel should be booked through the below vendor:

US - Concur Solutions

24-hour Agent Assistance: (847) 803-3000

or support@optionstravel.com

Concur Support (Mon-Fri 7:30am to 5:30pm): (847) 803-3028

or concur@optionstravel.com

Please Note: Relocation Travel expenses will be processed and paid separate from business expenses and must NOT be charged to the business cost center through Travel and Entertainment or a corporate credit card. Contact Aires if you have any questions. All Relocation Travel expenses remain subject to the Company's Travel and Entertainment Policy and will only be reimbursed if they comply with the applicable requirements of that policy.

Responsibilities

Following are the roles and responsibilities:

You will:

●      provide information to Cboe, Aires, and tax consultant in a timely manner in order to facilitate the transfer; and

●      sign the Repayment Agreement.

Human Resources will:

●      initiate the various services required to move you and your Qualified Dependents;

●      initiate the various processes required to transfer you to the new work country payroll and any applicable benefits plans;

●      coordinate tax orientations for you;

●      provide program guidance; and

●      act as liaison between the home and new work countries on associate relation issues affecting the relocating associate.

Aires will:

●      provide guidance on program allowances and provisions;

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International Relocation– Global Permanent Transfer Benefit Summary

●      provide information on new work location;

●      reimburse you for approved expenses;

●      coordinate various services for you as described in this Benefit Summary; and

●      report relocation activity and costs to Cboe.

Questions regarding this Benefit Summary or global transfers in general should be directed to Cboe Human Resources.

Voluntary Termination

If you terminate employment voluntarily following a global transfer, Cboe will not pay any relocation costs associated with your move to any other location, including relocation back to your home location. Any continuing benefits will cease upon the effective date of resignation.

Dismissal of Employment

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International Relocation– Global Permanent Transfer Benefit Summary

Upon involuntary dismissal from Cboe without Cause1 or you terminate employment for Good Reason2 following a global transfer, Cboe will pay reasonable expenses for returning you to your home location which will be limited to economy airfare for all Qualified Dependents and a shipment of goods to the home country within 30 days of the termination date, except in cases of gross misconduct.

Repayment Agreement

If you voluntarily leave Cboe or you are terminated from employment for Cause within twelve (12) months of the Transfer Date, Cboe will seek reimbursement for all relocation expenses previously paid by Cboe to the associate. If your employment is terminated without Cause or because of a reduction in force, illness, long-term disability, or death, no repayment of such relocation expenses will be required. A Repayment Agreement must be signed by you before the commencement of the transfer and before any services can be authorized and initiated.

Personal and Legal Documents

1 For purposes of this Global Transfer Benefits Summary, “Cause” is defined as has the meaning set forth in any employment, consulting, or other written agreement between the Associate and the Company. If there is no employment, consulting, or other written agreement between the Company and the Associate or if such agreement does not define “Cause,” then “Cause” will mean the Associate’s (a) willful and continued failure to perform his or her material duties with the Company, or the commission of any activities constituting a violation or breach under any Federal, state, local or non-U.S. law or regulation applicable to the activities of the Company, (b) fraud, breach of fiduciary duty, dishonesty, misappropriation or other action that causes damage to the property or business of the Company, (c) repeated absences from work such that the Associate is unable to perform his or her employment or other duties in all material respects, other than due to becoming Disabled, (d) admission or conviction of, or plea of nolo contendere to, any felony, or any other crime that, in the reasonable judgment of the Board or Committee, adversely affects the Company’s reputation or the Associate’s ability to carry out the obligations of his or her employment or Service, (e) loss of any license or registration that is necessary for the Associate to perform his or her duties for the Company, (f) failure to cooperate with the Company in any internal investigation or administrative, regulatory or judicial proceeding or, (g) act or omission in violation or disregard of the Company’s policies, including but not limited to the Company’s harassment and discrimination policies and standards of conduct then in effect, in such a manner as to cause loss, damage or injury to the property, reputation or employees of the Company. In addition, the Associate’s employment will be deemed to have terminated for Cause if, after the Associate’s employment has terminated, facts and circumstances are discovered that would have justified a termination for Cause. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company will be conclusively presumed to be done, or omitted to be done, in good faith and in the best interests of the Company.

2 For purposes of this Global Transfer Benefits Summary, “Good Reason” will be deemed to exist if, and only if, without the Associate’s express written consent:

(i) The Company assigns to Associate authorities, duties or responsibilities (including titles) that are inconsistent in any material and adverse respect with Associate’s immediately preceding authorities, duties or responsibilities with the Company (including any material and adverse diminution of such immediately preceding authorities, duties or responsibilities);

(ii) The Company materially reduces Associate’s base compensation;

(iii) The Company requires Associate to relocate his or her principal business office or principal place of residence outside the metropolitan area in which Associate has relocated to or assigns to Associate duties that would reasonably require such relocation;

(iv) The Company materially breaches the terms of any agreement pursuant to which services are provided to the Company by Associate; or

(v) The Company terminates, reduces or limits Associate’s participation in any bonus or incentive compensation arrangement relative to the level of participation of other employees of similar rank for a reason that is not reasonably related to Associate’s level of job performance or local legal requirements and provided that such action results in a material reduction in the aggregate value of Associate’s incentive compensation below the aggregate value as of the immediately preceding bonus or incentive compensation performance period and provided further that a mere change in the form of payment of the award (whether cash or shares of Stock) without a reduction in the aggregate grant value of the award shall not be considered a reduction of Participant’s participation.

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International Relocation– Global Permanent Transfer Benefit Summary

You should take particular care to ensure that all of your personal and legal documents are updated to meet your current needs and are kept in a secure location before you relocate. This may include documents such as wills, marriage certificates, birth certificates, university diplomas, bank notes, stocks, bonds, and insurance policies.

It will be helpful to photocopy or scan many of these documents to have available in your new location. You may need to produce these documents for various purposes, such as applying for a residency permit, enrolling your children in school, or opening a bank account. You should also bring copies of medical, dental, and (for any children) school records with you. Cboe will not reimburse you for any costs associated with replacing any such documents lost or damage in transit or storage.

Replacement of Household Articles/Personal Losses

Cboe will assume no responsibility for lost or damaged personal property not in transit or storage. You are urged to obtain insurance on personal property and household goods in the new work country. You should keep a detailed list of items taken into the new work country and any items left in the home country. Obtaining Renter’s insurance is your responsibility.

Passport, Visa, Work Permit, and Related Papers

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International Relocation– Global Permanent Transfer Benefit Summary

Cboe has retained Envoy Global to provide guidance and coordination to obtain work permits, visas, and other required documentation for the associate and authorized accompanying family members. Keep in mind that work permits, visas and other documentation require advanced planning and may delay the global transfer if not properly secured ahead of the expected Transfer Date.

It is your responsibility to ensure that all required documentation related to the above is completed and submitted on time. For countries requiring work permits, this can delay entry into the country for non-citizens. Early application for visas is essential.

To avoid complicated passport renewal processes in the new work country, you should apply for passports and/or renewals for all accompanying persons before departure. Cboe will reimburse the cost of one passport and/or renewal per individual.

Penalties for immigration violations are severe. Foreigners who neglect their visa expiration date face serious penalties that may include fines to both the individual and Cboe, expulsion for both parties from the country, and/or imprisonment.

Please note that the visa application is a temporary status. Cboe does not guarantee a permanent residency visa to any associate or family member. Requests will be handled on a case-by-case basis and are at the sole discretion of Cboe Human Resources. In certain countries, because of local laws and customs, it may not be possible for a spouse/domestic partner of the associate to be granted a dependent entry visa. Cboe bears no responsibility to the associate in such situations.

Medical Exams/Vaccinations

You and your Qualified Dependents should consult with your local physician regarding any medical exams and/or vaccinations that may be required in the host country. If required, Cboe will reimburse vaccination costs for you and your Qualified Dependents.

If any medical exams are required as part of the immigration process, Cboe will also reimburse the associated costs.

Miscellaneous Expense Allowance

A one-time allowance will be provided at the start of your transfer. The miscellaneous allowance is intended to compensate you for various individual relocation expenses not specifically addressed in this Benefits Summary. The value of the miscellaneous allowance will be communicated to you by your Aires consultant. Examples of the types of expenses this allowance is intended to cover are:

●      charges for installation, connection, or disconnection of utilities;

●      cleaning service at both old and new residences;

●      adapting and modifying household appliances to different voltages and frequencies, purchasing transformers, and installation charges;

●      small household appliances such as electric can-opener, blender, etc.;

●      loss on carpet or drapes, or cost of installing or altering them;

●      automobile licensing and registering, and operator’s fees;

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International Relocation– Global Permanent Transfer Benefit Summary

●      extra childcare expenses;

●      cost of additional luggage; and

●      other expenses not specifically covered by the program.

If this miscellaneous allowance is fully or in part subject to income tax, you will be responsible for any tax payable.

Home Finding Trip

Cboe will pay for you and Qualified Dependents to travel to the new location to secure new residence. You will be reimbursed actual and reasonable costs for the following:

One (1 trip), not to exceed a total of seven (7) days, (excluding travel days) which includes:

●      transportation costs (airfare) per the Cboe Travel & Entertainment Policy;

●      lodging, meals, and rental car (mid-size) will be provided for the length of the stay per the Cboe Travel Program.

Pet boarding/grooming fees, entertainment expenses (ball games, museums, site seeing tours, etc.) will not be covered during a home finding trip.

Travel should be coordinated through Concur whenever possible.

Reimbursement will be coordinated through Aires. If the reimbursement is fully or in part subject to income tax, you will be responsible for any tax payable.

Destination/Settling-In Assistance

Aires will provide destination area and settling in assistance in the new work location for up to 5 days. Services typically include home-finding, securing a lease, setting-up utilities, selection of and enrollment in schools, orientation to shopping, transportation, sports, and settling-in services provided after final arrival in the new work location (i.e., banking, driver’s license, local registration).

Aires will select a qualified local relocation professional to assist with your services in the new work location. Your Aires consultant will discuss your needs and provide you with the details related to your services.

Dependent Education Assistance

Cboe recognizes the need to maintain the continuity of curriculum and the level of education that dependent children receive in the home country. Cboe also recognizes that there may not be free public schools to accommodate students not conversant in the host country language and that educational expenses may exceed the cost of education in the home country.

Dependent education assistance applies to accompanying dependents age five (or the age required by law for home/host country) through secondary school but does not include nursery or other preschool education nor post-secondary school courses of study.

For enrollment of dependent children in adequate elementary or secondary schools within normal commuting distance, dependent education assistance will cover the registration fees associated with the new school. No

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International Relocation– Global Permanent Transfer Benefit Summary

other fees or charges will be reimbursed. Reimbursement of costs will be handled through Aires. If this reimbursement is fully or in part subject to income tax, you will be responsible for any tax payable.

Temporary Living

Cboe will provide temporary accommodations for you and your Qualified Dependents in the new work location pending the move into the associate’s permanent housing. Your Aires consultant will assist you in obtaining suitable living facilities. Temporary accommodations offer a fully equipped kitchen and consequently, meal expenses will not be reimbursed during temporary lodging.

Authorization includes:

●      up to 60 consecutive days of temporary living accommodation or up to $15,000; and

●      up to 270 days, or 9 months, of rental car, combined use in current or new country

Payment of Temporary Living accommodations only will be coordinated by Aires. Additionally, Cboe will provide for direct payment by Aires of lease payments to the leasing company One Chicago for certain months prior to your relocation to the U.S. This shall not include agency fees incurred.

Household Goods Move

Due to the nature of your relocation, Cboe will assist with the movement of the contents of your current home to the new location. All shipping arrangements are made with and through Aires and you must use the Aires recommended vendors for shipment. It is your responsibility to coordinate with Aires in ensuring that items are shipped in accordance with program and personal need.

Items that Cboe will not pay to move under any circumstances include, but are not limited to, the following:

●      any motor vehicles such as cars, motor bikes, boats, etc.;

●      plants, perishable foods, and alcohol (including wine);

●      building materials, hazardous materials, highly combustible materials, firearms, weapons, or ammunition of any kind;

●      items such as satellite dishes or hot tubs;

●      any items held for commercial purposes, i.e., purchased for resale in home/new work country;

●      any items deemed to be illegal in the new work or home country;

●      jewelry, furs, antiques, works of art, coin or stamp collections, wine, and other items of high value;

●      items which are unreasonable to ship due to new work country import restrictions and/or excessive shipment costs;

●      currency, securities, deeds, vital records, etc.; and

●      large and bulky items, such as pianos.

When at all possible, office items from the home location needed in the new work location should be included in either the sea or air shipment.

All items, except for essential personal items such as clothing, etc., should be shipped to the new work location via a sea shipment. Aires will coordinate the air and surface shipments. Weight limitations by mode of shipment are as follows:

Air Shipment or Execess baggage:

●      Cboe will pay for a small air shipment of personal effects up to the following amounts:

      Associate, Spouse/Partner with Children       500 lbs. / 227 kg

      OR –

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International Relocation– Global Permanent Transfer Benefit Summary

●      Cboe will cover the costs of excess baggage up to 2 additional bags per person

Sea Shipment:

●      Cboe will pay for a surface household goods shipment up to the following amounts:

      Associate, Spouse/Partner with Children       40 ft. container (approximately 14,000 lb.)

Responsibility for staying within authorized weight allowances rests with you and you will be charged for costs related to excess weight or size of the container. Aires can advise you of the estimated volume and weight of the shipment and any related excess costs. Unused space in any-size shipping container may under no circumstance be used for the shipment of a vehicle. All costs associated with the shipment of a vehicle will be your responsibility.

Import/Customs Duties

In cases where duties are assessed, Cboe will pay all expenses levied on normal personal effects and household goods. Any duty reimbursements must be returned to Cboe. Any duties on items included in the exceptions listed above are the responsibility of you. If the duty reimbursement is subject to income tax, the associate will be responsible for any tax payable.

Transit Insurance

Cboe provides full replacement insurance coverage for any goods shipped. In order to determine the amount of insurance provided, you must complete a valued inventory list, provided by Aires. The valued inventory must be provided prior to any items being packed in order to ensure coverage is in place.

Storage of Household Goods

Upon arrival at the new work location, if your shipment must be stored prior to delivery, Cboe will pay the actual cost of storing the goods for a period of up to 30 days. Delivery out of storage will be covered as well.

Aires will provide further instructions on how to complete the valued inventory of your goods. You will also be provided with a copy of Aires Insurance Procedures, which provides full details on insuring goods, completing the valued inventory, and completing a claim.

Sale of Car/Car Lease Break Assistance in Home Country

Cboe will not pay to ship personal automobiles to or from an overseas location or for the modification of cars. You are encouraged to sell personal automobiles prior to the relocation. Cboe will reimburse you for the loss-on-sale based upon the difference between the actual sale price and the average retail price as listed in an official used car guide in the home country.

If a vehicle is leased, Cboe will pay the reasonable cost of breaking a car lease in the home country when you submit proof of the incurred cost. Reimbursement is limited to two automobiles for a married/domestic partnered associate, or one car for a single associate. Appropriate premature lease termination penalties will be reimbursed net of tax. A copy of the lease agreement, which includes a buy-out schedule, needs to be submitted to Aires for reimbursement.

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International Relocation– Global Permanent Transfer Benefit Summary

For automobiles which are owned, Cboe will reimburse you for the difference between the fair market value and the actual sales price for the make, model, and year of the car.

The maximum amount eligible for reimbursement is $3,000 per vehicle up to two (2) vehicles per family.

If this reimbursement is fully or in part subject to income tax, the associate will be responsible for any tax payable. Cboe will not pay for the cost of storage or maintenance if you choose to store the home country automobile.

Final Move

Cboe will reimburse reasonable expenses incurred in moving you and your Qualified Dependents to the new location using the most direct route.

Reimbursement will include:

●      travel to the new location (airfare) and

●      en-route expenses, including travel to the airport, meals for you and your Qualified Dependents, and lodging (maximum of 2 nights), if necessary.

Cboe’s Travel & Entertainment Policy will prevail. Coordination of expenses will be handled through Aires. If this reimbursement is fully or in part subject to income tax, the associate will be responsible for any tax payable.

Move Days

You will be provided with one (1) day off prior to departure and one (1) day off upon arrival in the new location to coordinate the move. You are responsible for coordinating any additional use of vacation time with Cboe, if applicable, and if needed.

Cultural Training

Cultural training is designed to reduce the effects of culture shock and to assist you and your Spouse/Partner and Qualified Dependents with adapting to the new work and home environment.  Depending on the host country, Cboe may provide cultural training to facilitate adaptation to the country of assignment. Cultural training will be provided through either online training courses or classroom style in-person sessions. Training may be provided prior to departure to the host location or shortly after arrival. Your Aires representative will discuss the available options.

Spousal/Family Transition Assistance

Cboe recognizes the wide range of needs unique to each family during this transition. To assist you and your Spouse/Partner and Qualified Dependents in transitioning to the new location, Cboe offers spouse and family transition services to ease the transition to the new location.

Based on demonstrated need, assistance to your Qualified Dependents may be provided up to a maximum of $2,500. The following is an example of expenses/benefits that may qualify for reimbursement with the appropriate receipts:

●      Assessment of skills

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International Relocation– Global Permanent Transfer Benefit Summary

●      Licensing requirements for professionals

●      Networking strategies

●      Resume production

●      Interviewing techniques and follow-up

●      Educational courses

●      Volunteer Services

●      Expat Social Groups

●      Elder care resources

●      Childcare resources

Contact your Aires consultant for additional information.

Other Benefits

You will be eligible for the benefits available to you as part of the new country’s benefits programs. The Human Resources Team will provide more information to you as part of the transfer.

Tax Assistance

To assist you in understanding the elements and provisions of the global transfer, you, and your spouse/domestic partner are encouraged to participate in a detailed, pre-transfer consulting session with Cboe’s tax provider that will cover the anticipated tax consequences expected to arise. The purpose of this consultation is to provide mutual understanding of the tax ramifications of the global transfer and the assistance that is available to you.

Cboe will provide you (through company designated tax partner) with:

●      pre-departure tax consultation;

●      tax filing assistance in home country and new work country for the year of relocation and up to three years following the year of relocation if compensation paid by Cboe requires dual tax return filings;

●      gross up of applicable relocation expenses.

As discussed above, as a general rule, an associate is responsible for income tax obligations and has to pay the income tax due in your home country and the new work location, which includes income tax on any item you received reimbursement by Cboe or which Cboe paid directly.

You are advised to consult a tax professional regarding questions about relocation expenses, tax implications, and for any assistance needed in filing your tax returns.

Relocation benefits will not be processed without a signed Repayment Agreement.

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